Exhibit 12
General Growth Properties 2015 S-3
Consolidated Earnings to Fixed Charges
(Includes Distributions from Unconsolidated RE Affiliates in excess of income)

	GGP							GGP, Inc.
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010
	(in thousands)
Earnings
Income (loss) from continuing operations [1]	$641,750	$58,916	$398,011	$328,821	$(426,985)	$(189,161)	$(244,795)	$(646,110)
Less: Provision for income taxes	(11,159)	3,692	7,253	345	9,091	8,723	(8,992)	(60,962)
Less: Equity in (income) of Unconsolidated Real Estate Affiliates	(23,273)	(7,157)	(61,278)	(68,756)	(78,342)	(2,898)	504	(12,139)
Plus: Fixed Charges [2]	157,841	175,254	697,296	755,568	828,773	898,012	127,177	1,113,421
Plus: Amortization of capitalized interest	67	36	188	115	76	50	1	2,772
Plus: Distributions received from Unconsolidated Real Estate Affiliates [3]	40,414	33,453	433,697	275,645	407,604	149,516	24,723	212,774
Less: Capitalized interest	(4,255)	(4,354)	(16,635)	(11,206)	(1,489)	(1,898)	(207)	(11,448)
Less: Preferred unit distributions	(2,232)	(2,232)	(8,965)	(9,287)	(12,414)	(9,654)	(1,641)	(8,203)
Earnings	$799,153	$257,608	$1,449,567	$1,271,245	$726,314	$852,690	$(103,230)	$590,105

Net Interest
Interest expense	$172,651	$179,046	$699,285	$759,630	$796,228	$850,230	$121,278	$1,141,808
Interest income	(8,821)	(6,409)	(28,613)	(7,699)	(2,374)	(1,949)	(513)	(1,278)
Amortization of deferred finance costs	(3,177)	(2,567)	(13,621)	(9,453)	(5,379)	(2,699)	(42)	(7,479)
Debt extinguishment costs and amortization/write-off of market rate adjustments	(14,872)	(7,380)	(9,831)	(29,678)	17,876	33,725	3,600	(42,331)
Other non-cash interest expense	(109)	(108)	(496)	(473)	(387)	(443)	(57)	(1,020)
Net interest	$145,672	$162,582	$646,724	$712,327	$805,964	$878,864	$124,266	$1,089,700

Fixed Charges
Net interest	$145,672	$162,582	$646,724	$712,327	$805,964	$878,864	$124,266	$1,089,700
Ground rent expense	1,698	2,102	9,036	8,670	8,906	7,596	1,063	4,070

	GGP							GGP, Inc.
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010
Capitalized interest	4,255	4,354	16,635	11,206	1,489	1,898	207	11,448
Preferred unit distributions	2,232	2,232	8,965	9,287	12,414	9,654	1,641	8,203
Total fixed charges	153,857	171,270	681,360	741,490	828,773	898,012	127,177	1,113,421
Preferred Stock distributions	3,984	3,984	15,936	14,078	—	—	—	—
Combined fixed charges and Preferred Stock distributions	$157,841	$175,254	$697,296	$755,568	$828,773	$898,012	$127,177	$1,113,421

Ratio of consolidated earnings to total fixed charges	5.19	1.50	2.13	1.71	0.88	0.95	N/A	0.53

Ratio of consolidated earnings to combined fixed charges and Preferred Stock distributions	5.06	1.47	2.08	1.68	0.88	0.95	N/A	0.53

(1) — Income (loss) from continuing operations component of earnings includes non-cash charges for depreciation and amortization expense, provisions for impairment, and the effect of adjusting our warrant liability to fair value. Depreciation and amortization expense included in Income (loss) from continuing operations was $175.9 million, $171.5 million, $708.4 million, $749.7 million, $768.8 million, $836.3 million, $115.4 million, and $479.1 million for the quarters ended March 31, 2015, and March 31, 2014, the years ended December 31, 2014, 2013, 2012, 2011, the period from November 10, 2010 through December 31, 2010 and the period from January 1, 2009 through November 9, 2010, respectively. Provisions for impairment included in Income (loss) from continuing operations was $5.3 million, $0.0, $0.0 and $1.0 million for the years ended December 31, 2014, 2013, 2012 and 2011, respectively. The effect of adjusting our warrant liability to fair value included in Income (loss) from continuing operations was ($40.5) million, ($502.2) million, $55.0 million and ($205.3) million for the years ended December 31, 2013, 2012, 2011 and for the period from November 10, 2010 through December 31, 2010, respectively.

(2) — Earnings exceeded fixed charges by $637.3 million, $78.4 million, $736.3 million, $501.2 million for the quarter ended March 31, 2015, quarter ended March 31, 2014, the years ended December 31, 2014 and 2013, respectively. Fixed charges exceeded earnings by $102.5 million, $45.3 million, $230.4 million and $523.3 million for the years ended December 31, 2012, 2011, the period from November 10, 2010 through December 31, 2010 and the period from January 1, 2010 through November 9, 2010, respectively.

(3) — Includes both operating and investing distributions.